Exhibit 10.1

Employee Grant

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the      day of            , 20     (the “Grant Date”), between S1 Corporation, a Delaware corporation (the “Corporation”), and                      (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the S1 Corporation 2003 Stock Incentive Plan (Amended and Restated Effective February 26, 2008), as amended (the “Plan”), or, if any such term is not defined in the Plan, in the Transaction Agreement by and among ACI Worldwide, Inc. (“Parent”), Antelope Investment Co. LLC and the Corporation dated as of October 3, 2011 (the “Transaction Agreement”), as applicable.

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) has duly adopted, and the stockholders of the Corporation have approved, the Plan, which authorizes the Corporation to grant to eligible individuals restricted shares of the Corporation’s common stock, par value of $0.01 per share (the “Common Shares”);

WHEREAS, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has determined that it is desirable and in the best interests of the Corporation and its stockholders to grant the Grantee a certain number of restricted shares of the Corporation’s Common Shares in order to provide the Grantee with an incentive to advance the interests of the Corporation, all according to the terms and conditions set forth herein and in the Plan; and

WHEREAS, the Committee is permitted pursuant to Section 6.1 of the Transaction Agreement and Section 6.1 of the Corporation disclosure schedules to the Transaction Agreement (the “Corporation Disclosure Schedule”) to grant restricted shares of the Corporation’s Common Shares as specified on Section 6.1 of the Company Disclosure Schedule.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Shares.

(a) The Corporation hereby grants to the Grantee an award (the “Award”) of          Common Shares (the “Shares” or the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

(b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.

2. Terms and Rights as a Stockholder.

(a) Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the Restricted Shares shall vest and the “Restricted Period” for such Restricted Shares shall expire as to          Restricted Shares (25%) awarded hereunder on the first anniversary of the Grant Date and as to          Restricted Shares (25%) on each of the second, third and fourth anniversaries of the Grant Date (in each case as such number may be adjusted in accordance with Section 8 hereof).

(b) The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

(i)	the Grantee shall not be entitled to delivery of the stock certificate for any Shares until the expiration of the Restricted Period as to such Shares;

(ii)	none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares; and

(iii)	except as set forth in this Agreement or as otherwise determined by the Committee at or after the grant of the Award hereunder, if the Grantee’s employment with the Corporation, an Affiliate or any Subsidiary is terminated at any time for any reason, any of the Restricted Shares as to which the Restricted Period has not expired shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Corporation and ownership of all such forfeited Restricted Shares shall be transferred back to the Corporation.

Any Shares, any other securities of the Corporation and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

In order to facilitate the transfer back to the Corporation of any Restricted Shares that are forfeited and cancelled as described herein, including a transfer as payment of required withholding taxes as set forth in Section 10 of this Agreement or pursuant to Section 6 below, Grantee shall, upon the request of the Corporation, provide a stock power or other instrument of assignment (including a power of attorney) endorsed in blank, with a guarantee of signature if deemed necessary or appropriate by the Corporation.

(c) Notwithstanding the foregoing, the Restricted Shares shall vest and the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated):

(i) upon the termination of the Grantee’s employment with the Corporation, an Affiliate or a Subsidiary which results from the Grantee’s death or disability (as defined in Section 22(e)(3) of the Code);

(ii) upon the termination of the Grantee’s employment by the Corporation, an Affiliate or a Subsidiary other than for Cause prior to the first anniversary of the Closing Date of the Transactions contemplated by the Transaction Agreement; or

(iii) immediately prior to the occurrence of a Corporate Transaction other than one or more of the Transactions contemplated by the Transaction Agreement; provided, however, that, upon the occurrence of a Corporate Transaction, the Board may elect, in its sole discretion and in place of any accelerated vesting contemplated by this Section 2(c)(iii), to cancel the Award and pay or deliver, or cause to be paid or delivered, to the Grantee an amount in cash or securities having a value (determined by the Board acting in good faith) equal to the product of the formula or fixed price per share paid to holders of shares of Common Shares in such Corporate Transaction multiplied by the number of Restricted Shares cancelled pursuant to this Section 2(c)(iii).

(d) For the avoidance of doubt, notwithstanding any provision of the Plan, this Agreement or any other agreement between the Corporation and the Grantee to the contrary, including Section 2(c)(iii) hereof, the Restricted Shares shall not vest and the Restricted Period shall not automatically terminate as to any Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) by reason of the occurrence of any one or more of the Transactions contemplated by the Transaction Agreement.

3. Termination of Restrictions.

(a) Upon the expiration or termination of the Restricted Period as to any portion of the Restricted Shares, or at such earlier time as may be determined by the Committee, all restrictions set forth in this Agreement or in the Plan relating to such portion of the Restricted Shares shall lapse as to such portion of the Restricted Shares, and, subject to Section 4(e), a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend, shall be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.

(b) Notwithstanding the foregoing, the expiration or termination of the Restricted Period as to any portion of Restricted Shares shall be delayed in the event the Corporation reasonably anticipates that the expiration or termination of the Restricted Period, or the delivery of unrestricted Shares would constitute a violation of federal securities laws or other applicable law. If the expiration or termination of the Restricted Period, or the delivery of unrestricted Shares, is delayed by the provisions of this Section 3(b), such expiration, termination and/or delivery shall occur at the earliest date at which the Corporation reasonably anticipates such expiration, termination or delivery will not cause a violation of federal securities laws or other applicable law. For purposes of this Section 3(b), the delivery of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

4. Delivery of Shares.

(a) Subject to Section 4(e), as of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Corporation or transferred to a custodian appointed by the Corporation for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Corporation or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Sections 4(b) and (c) hereof or their reversion to the Corporation as set forth in Sections 2(b) and 6 hereof.

(b) Subject to Section 4(e), certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Shares lapse subject to Section 10 below.

(c) Subject to Section 4(e), certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Corporation subject to Section 10 below.

(d) Each certificate representing Restricted Shares shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN

THE S1 CORPORATION 2003 STOCK INCENTIVE PLAN (AMENDED AND RESTATED EFFECTIVE FEBRUARY 26, 2008) (THE “PLAN”) AND THE RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND S1 CORPORATION (THE “CORPORATION”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE CORPORATION.

(e) Notwithstanding the other provisions of this Agreement, in lieu of the issuance of stock certificates as described herein, the issuance of the Shares under this Award may be evidenced in such other manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry or other recordation at the Corporation’s transfer agent, with any unvested Shares bearing a legend with the appropriate restrictions imposed by this Agreement. As Grantee’s interest in the Shares vests as described herein, any such recordation of the Shares to Grantee will be appropriately modified.

5. Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement subject to the rights of the Corporation for recoupment set forth in Section 6 below.

6. Forfeiture and Right of Recoupment. Notwithstanding anything contained herein to the contrary, by accepting this Award, Grantee understands and agrees that if (a) the Corporation is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of Grantee, or (b) it is determined that the Grantee has otherwise engaged in misconduct (whether or not such misconduct is discovered by the Corporation prior to the termination of Grantee’s employment), the Board of Directors or a committee thereof (in each case, the “Board”) may take such action with respect to the Award as the Board, in its sole discretion, deems necessary or appropriate and in the best interest of the Corporation and its stockholders. Such action may include, without limitation, causing the forfeiture of unvested Restricted Shares, requiring the transfer of ownership back to the Corporation of unrestricted Shares issued hereunder and still held by the Grantee and the recoupment of any proceeds from the vesting of Restricted Shares or the sale of unrestricted Shares issued pursuant to this Agreement. For purposes of this Section 6, “misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to the Grantee at the expense of the Corporation or (ii) have a material adverse effect on the Corporation. Any determination hereunder, including with respect to Grantee’s misconduct, shall be made by the Board in its sole discretion. Notwithstanding any provisions herein to the contrary, Grantee expressly acknowledges and agrees that the rights of the Board set forth in this Section 6 shall continue after Grantee’s employment with the Corporation, an Affiliate or any Subsidiary is terminated, whether termination is voluntary or involuntary, with or without cause, and shall be in addition to every other right or remedy at law or in equity that may otherwise be available to the Corporation.

7. No Right to Continued Employment. The grant of the Restricted Shares is discretionary and shall not be construed as giving Grantee the right to be retained in the employ of the Corporation, an Affiliate or any Subsidiary and shall not be considered to be an employment contract or a part of the Grantee’s terms and conditions of employment or of the Grantee’s salary or compensation and the Corporation, an Affiliate or any Subsidiary may at any time dismiss Grantee from employment, free from any liability or any claim under the Plan.

8. Adjustments.

(a) In the event of any change in the number of Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to stockholders (other than normal cash dividends), the Committee shall adjust the number and class of shares subject to outstanding Restricted Shares and other value determinations applicable to outstanding Restricted Shares. No adjustment provided for in this Section 8 shall require the Corporation to issue any fractional share.

(b) As of the Effective Time, the Grantee’s rights with respect to any unvested Restricted Shares under this Agreement shall continue to be governed by the terms immediately prior to the Effective Time, except that the unvested Restricted Shares under this Agreement shall be converted as of the Effective Time into a number of unvested restricted shares of Parent Common Stock equal to the number of unvested Restricted Shares under this Agreement held by the Grantee as of the Effective Time multiplied by a fraction, the numerator of which is the Blended Value, and the denominator of which is the Average Per Share Price. No fraction of a share of Parent Common Stock shall be issued to represent any fractional share interest in Parent Common Stock to be delivered under this Section 8(b) in exchange for the unvested Restricted Shares, but in lieu thereof the Grantee will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Average Per Share Price.

9. Amendments. Subject to any restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination which would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at the Corporation. Notwithstanding the foregoing, effective as of the Closing, the Plan and this Agreement shall be amended to the extent necessary to conform to the terms of Parent’s 2005 Equity and Performance Incentive Plan to the extent not inconsistent with the provisions of Sections 2(a), 2(c)(ii), 2(c)(iii) or 2(d) of this Agreement, provided that no amendments requiring the approval of the Corporation’s stockholders shall be made.

10. Withholding of Taxes.

(a) The Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Shares hereunder. In the event that the Corporation or the Grantee’s employer (the “Employer”) is required to withhold taxes as a result of the grant or vesting or subsequent sale of Shares hereunder, the Grantee shall at the election of the Corporation, in its sole discretion, either (i) surrender a sufficient number of whole Shares for which the Restricted Period has expired or other Common Shares owned by the Grantee, having a fair market value, as determined by the Corporation on the last day of the Restricted Period equal to the amount of such taxes, or (ii) make a cash payment, as necessary to cover all applicable required withholding taxes and required social security/insurance contributions at the time the restrictions on the Restricted Shares lapse, unless the Corporation, in its sole discretion, has established alternative procedures for such payment. If the number of shares required to cover all applicable withholding taxes and required social security/insurance contributions includes a fractional share, then Grantee shall deliver cash in lieu of such fractional share. All matters with respect to the total amount to be withheld shall be determined by the Corporation in its sole discretion.

(b) Regardless of any action the Corporation or the Grantee’s Employer takes with respect to any or all income tax, social security/insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Grantee’s responsibility and that the Corporation and the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Restricted Shares, including the grant, vesting or release, the subsequent sale of Shares and receipt of any dividends; and (ii) do not commit to structure the terms or any aspect of this grant of Restricted Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items. The Grantee shall pay the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan or the Grantee’s receipt of Restricted Shares that cannot be satisfied by the means previously described above in Section 10(a). The Corporation may refuse to deliver the Shares related thereto if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

(c) Grantee will notify the Corporation in writing if he or she files an election pursuant to Section 83(b) of the Code. The Grantee understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement, the Grant Date. This time period cannot be extended. The Grantee acknowledges that timely filing of a Section 83(b) election is the Grantee’s sole responsibility.

11. Plan Governs and Entire Agreement. The Plan is incorporated herein by reference. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof. The terms of this Agreement are subject to, and governed by, in all respects the terms and conditions of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. For the avoidance of doubt, this Agreement shall not be subject to any existing agreement between the Corporation and the Grantee.

12. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

13. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

14. Non-Assignability. The Restricted Shares are personal to the Grantee and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee until the Restricted Period expires or terminates as provided in this Agreement; provided, however, that the Grantee’s rights with respect to such Restricted Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 14, shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

15. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee.

16. Miscellaneous.

(a) The interpretation and construction by the Board of Directors and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and the Corporation and its successors and assigns.

(b) This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Delaware other than the conflict of laws provisions of such laws.

(c) If the Grantee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(d) No rule of strict construction shall be implied against the Corporation, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.

(e) Wherever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Shares may be transferred by will or the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.

(f) Grantee agrees, upon demand of the Corporation or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Corporation or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(g) All notices under this Agreement to the Corporation must be delivered personally or mailed to the Corporation at its principal office, addressed to the attention of Stock Plan Administration. The Corporation’s address may be changed at any time by written notice of such change to the Grantee. Also, all notices under this Agreement to the Grantee will be delivered personally or mailed to the Grantee at his or her address as shown from time to time in the Corporation’s records.

17. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Corporation for all purposes.

18. Consent To Transfer Personal Data. By accepting this Award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 18. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. The Corporation and its Affiliates and Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in the Corporation, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). The Corporation and/or its Affiliates or Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and the Corporation and/or any of its Affiliates or Subsidiaries may each further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee or the Corporation may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporation; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Restricted Share Award Agreement, or caused this Restricted Share Award Agreement to be duly executed on their behalf, as of the day and year first above written.

S1 Corporation		Grantee:

By:		By:
	Sandy Fountain		<NAME>
Vice President, Human Resources

ADDRESS FOR NOTICE TO GRANTEE:

Number	Street	Apt.

City	State Zip Code

SS#	Hire Date

After completing this page, please make a copy for your records and return it to Stock Plan Administration, S1 Corporation 705 Westech Drive, Norcross, Georgia 30092

S1 Corporation 2003 Stock Incentive Plan (Amended and Restated Effective February 26, 2008), as amended

Restricted Shares	<Date>